April 20, 2026 Dear Shareholders: On behalf of the Board of Directors of Hills Bancorporation and Hills Bank and Trust Company, I am pleased to share that Hills Bancorporation has approved a two-for-one (2-for-1) stock split of the Company's issued and outstanding shares of common stock, no par value. This stock split reflects the Board's confidence in the continued strength and growth of Hills Bancorporation. By lowering our per-share price, we are signaling our optimism about the Company’s future. Under the terms of the stock split, each shareholder of record as of the close of business on June 1, 2026, will receive one additional share of common stock for every one share of common stock held as of that date. The additional shares will be distributed on June 8, 2026. As a result of the stock split, our authorized shares of common stock will increase from 20,000,000 shares to 40,000,000 shares, all no par value. All newly issued shares of common stock distributed pursuant to the stock split will be issued in book-entry form. No physical stock certificates will be provided. You will receive a statement from Computershare, our transfer agent, reflecting the increase in shares held as a result of the stock split. You do not need to take any action to receive your additional shares. As part of the process, we will file Articles of Amendment with the Iowa Secretary of State to effectuate the stock split. We are grateful for your continued support and investment in Hills Bank. Sincerely, Lisa A. Shileny President of Hills Bancorporation President and CEO of Hills Bank and Trust Company